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                                                                     EXHIBIT 3.1


                      RESTATED CERTIFICATE OF INCORPORATION
                                OF UROSURGE, INC.

       UroSurge, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

       A. The name of the Corporation is UroSurge, Inc. The Corporation was originally incorporated under the same name and the original Certificate of Incorporation was filed with the Delaware Secretary of State on August 18, 1993.

       B. Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, this Restated Certificate of Incorporation restates and amends the provisions of the Certificate of Incorporation of this Corporation.

       C. The text of the Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

       FIRST. The name of the Corporation is UroSurge, Inc.

       SECOND. The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

       THIRD. The nature of the business or purposes to be conducted or promoted by the Corporation is as follows: to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

       FOURTH. The Corporation is authorized to issue two classes of stock to be designated Common Stock and Preferred Stock. The total number of shares of Common Stock which the Corporation has authority to issue is fifty million (50,000,000) with par value of $.01 per share. The total number of shares of Preferred Stock which the Corporation has authority to issue is 12,220,000 with a par value of $.01 per share. One million six hundred eighty-five thousand (1,685,000) shares of Preferred Stock


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are designated as Series A Convertible Preferred Stock ("Series A Preferred
Stock"), three million five hundred thirty five thousand (3,535,000) shares of Preferred Stock are designated as Series B Convertible Preferred Stock ("Series B Preferred Stock") and two million (2,000,000) shares of Preferred Stock are designated as Series C Convertible Preferred Stock ("Series C Preferred Stock").

       The remaining 5,000,000 shares shall be undesignated Preferred Stock and may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the board of directors (authority to do so being hereby expressly vested in the board). The board of directors is further authorized to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and to fix the number of shares of any series of Preferred Stock and the designation of any such series of Preferred Stock. The board of directors, within the limits and restrictions stated in any resolution or resolutions of the board of directors originally fixing the number of shares constituting any series, may increase or decrease (but not below the number of shares in any such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series.

       The authority of the board of directors with respect to each such class or series shall include, without limitation of the foregoing, the right to determine and fix:

       (i) the distinctive designation of such class or series and the number of shares to constitute such class or series;

       (ii) the rate at which dividends on the shares of such class or series shall be declared and paid, or set aside for payment, whether dividends at the rate so determined shall be cumulative or accruing, and whether the shares of such class or series shall be entitled to any participating or other dividends in addition to dividends at the rate so determined, and if so, on what terms;

       (iii) the right or obligation, if any, of the Corporation to redeem shares of the particular class or series of Preferred Stock and, if redeemable, the price, terms and manner of such redemption;

       (iv) the special and relative rights and preferences, if any, and the amount or amounts per share, which the shares of such class or series of Preferred Stock shall be entitled to receive upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

       (v) the terms and conditions, if any, upon which shares of such class or series shall be convertible into, or exchangeable for, shares of capital stock of any other class or series, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any;


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       (vi)   the obligation, if any, of the Corporation to retire, redeem or purchase shares of such class or series pursuant to a sinking fund or fund of a similar nature or otherwise, and the terms and conditions of such obligation;

       (vii) voting rights, if any, on the issuance of additional shares of such class or series or any shares of any other class or series of Preferred Stock;

       (viii) limitations, if any, on the issuance of additional shares of such class or series or any shares of any other class or series of Preferred Stock; and

       (ix) such other preferences, powers, qualifications, special or relative rights and privileges thereof as the board of directors of the Corporation, acting in accordance with this Certificate of Incorporation, may deem advisable and are not inconsistent with law and the provisions of this Certificate of Incorporation.

       The corporation shall from time to time in accordance with the laws of the State of Delaware increase the authorized amount of its Common Stock if at any time the number of shares of Common Stock remaining unissued and available for issuance shall not be sufficient to permit conversion of the Preferred Stock.

       The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.

       A.     COMMON STOCK.

              1. General. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights of the holders of the Preferred Stock.

              2. Voting. The holders of the Common Stock are entitled to one vote for each share held at all meetings of stockholders (and written actions in lieu of meetings). There shall be no cumulative voting.

              3. Dividends. Dividends may be declared and paid on the Common Stock from funds lawfully available therefor as and when determined by the Board of Directors and subject to any preferential dividend rights of any then outstanding Preferred Stock.

              4. Liquidation. Upon the dissolution or liquidation of the Corporation, whether voluntary or involuntary, holders of Common Stock will be entitled to receive all assets of the Corporation available for distribution to its stockholders, subject to any preferential rights of any then outstanding Preferred Stock.

       B.     PREFERRED STOCK.


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              1.     Dividends. In each fiscal year of the Corporation, the
holders of shares of Preferred Stock shall be entitled to receive, before any cash dividends shall be declared and paid upon or set aside for the Common Stock in such fiscal year, when and as declared by the Board of Directors of the Corporation out of funds legally available for that purpose, dividends payable in cash in an amount per share for such fiscal year at least equal to the product of (i) the per share amount, if any, of the cash dividend declared, paid or set aside for the Common Stock during such fiscal year, multiplied by (ii) the number of whole shares of Common Stock into which each such share of Preferred Stock is then convertible. Any cash dividends payable to holders of shares of Preferred Stock shall be payable pari passu among the holders of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, and in preference and priority to any payment of any cash dividend on the Common Stock. The right to such dividends shall not be cumulative, and no right shall accrue to holders of Common Stock or Preferred Stock by reason of the fact that dividends on said shares are not declared in any prior period.

              2.     Liquidation, Dissolution or Winding Up.

                     (a) Preferred Stock Preference. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall be entitled to receive on a pari passu basis, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of Common Stock by reason of their ownership of such shares, an amount equal to $1.00, $2.00 and $5.00 per share, respectively, plus an amount equal to any declared but unpaid dividends thereon, with respect to such liquidation, dissolution or winding up. If the assets and funds thus distributed among the holders of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amount, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock in proportion to the full preferential amount each such holder is otherwise entitled to receive.

                     (b) Remaining Assets. After the payment or irrevocable setting apart of all preferential amounts required to be paid to the holders of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock upon the dissolution, liquidation or winding up of the Corporation as set forth in subsection 2(a) above, the holders of shares of Common Stock then outstanding shall be entitled to receive the remaining assets and funds of the Corporation available for distribution to its stockholders.

                     (c) Consolidation or Merger. The merger or consolidation of the Corporation into or with another corporation, or the sale of all or substantially all the assets of the Corporation, in which transaction the Corporation's stockholders immediately prior to such transaction own immediately after such transaction less than 50% of the voting securities of the surviving corporation (or its parent), shall be deemed to be a liquidation, dissolution or winding up of the Corporation for purposes of this Section 2. The amount deemed distributed to the holders of Preferred Stock upon any such merger or


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consolidation shall be the cash or the value of the property, rights or securities distributed to such holders by the acquiring person, firm or other entity. The value of such property, rights or other securities shall be determined in good faith by the Board of Directors of the Corporation.

       3.     Voting.

              (a) General. Each holder of outstanding shares of Preferred Stock shall be entitled to the number of votes equal to the number of whole shares of Common Stock into which the shares of Preferred Stock held by such holder are convertible (as adjusted from time to time pursuant to Section 4 hereof), at each meeting of stockholders of the Corporation (and written actions of stockholders in lieu of meetings) with respect to any and all matters presented to the stockholders of the Corporation for their action or consideration. Except as provided by law or by the provisions of subsection 3(b) below, the holders of Preferred Stock shall vote together with the holders of Common Stock as a single class.

              (b) Board of Directors. Notwithstanding Section 3(a) above, the holders of Series A Preferred Stock shall be entitled to elect one (1) director of the Corporation, the holders of Series B Preferred Stock shall be entitled to elect one (1) director of the Corporation, and the holders of Common Stock and Preferred Stock, voting together, shall be entitled to elect all remaining directors of the Corporation. Notwithstanding any bylaw provision to the contrary, the stockholders entitled to elect a particular director shall be entitled to remove such director or to fill a vacancy in the seat formerly held by such director, all in accordance with the applicable provisions of the Delaware General Corporation Law.

              (c) General Protective Provisions. In addition to any other rights provided by law or by this Section 3, so long as there shall be issued and outstanding a number of shares of Preferred Stock equal to at least 67% of the total number of shares of Preferred Stock ever issued by the Corporation (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares), the Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of not less than 67% of the then outstanding shares of Preferred Stock consenting or voting (as the case may be) together as a single class:

                     (i) Merge or consolidate into or with any other corporation or sell all or substantially all of the Corporation's assets;

                     (ii) Voluntarily or involuntarily liquidate, dissolve or wind up the Corporation or its business;

                     (iii) Amend or repeal any provision of, or add any provision to, the Corporation's Certificate of Incorporation or Bylaws, if such action would alter or change the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, any series of Preferred Stock, or increase or decrease the number of authorized shares of any series of Preferred Stock;


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                     (iv)   Authorize or issue any new or existing class or
classes or series of capital stock having any preference or priority as to amounts distributable upon dissolution, liquidation or winding up of the Corporation superior to or on a parity with any such preference or priority of any series of Preferred Stock, or authorize or issue shares of stock of any class or any bonds, debentures, notes or other obligations convertible into or exchangeable for, or having option rights to purchase, any shares of stock of the Corporation having any preference or priority as to amounts distributable upon dissolution, liquidation or winding up of the Corporation superior to or on a parity with any such preference or priority of any series of Preferred Stock;

                     (v) Reclassify any Common Stock into shares having any preference or priority as to amounts distributable upon dissolution, liquidation or winding up of the Corporation superior to or on a parity with any such preference or priority of any series of Preferred Stock; or

                     (vi) Pay or declare any dividend or distribution on any shares of its capital stock, or apply any of its assets to the redemption, retirement, purchase or acquisition, directly or indirectly, through subsidiaries or otherwise, of any shares of its capital stock (other than in accordance with the terms of restricted stock or similar agreements with employees or directors of, or consultants to, the Corporation previously approved by the Board of Directors).

              (d) Special Series C Protective Provision. In addition to any other rights provided by law or by this Section 3, so long as there are any issued and outstanding shares of Series C Preferred Stock, the Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of not less than 75% of the then outstanding shares of Series C Preferred Stock consenting or voting (as the case may be) together as a separate class, amend, modify, or repeal any provision of Article Fourth, Section B, Subsection 2 (Liquidation, Dissolution or Winding Up).

       4. Optional Conversion. The holders of Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

              (a) Right to Convert. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for the Preferred Stock. Each share of Preferred Stock shall be convertible into the number of shares of Common Stock which results from dividing the "Conversion Price" per share in effect for such series of Preferred Stock at the time of conversion into the "Conversion Value" per share of such series of Preferred Stock. The number of shares of Common Stock into which a series of Preferred Stock is convertible is hereinafter referred to as the "Conversion Rate" for such series of Preferred Stock. The Conversion Price per share of Series A Preferred Stock shall initially be $1.00, and the Conversion Value per share of Series A Preferred Stock shall be $1.00. The Conversion Price per share of Series B Preferred Stock shall initially be $2.00 and the Conversion Value per share of Series B Preferred Stock shall be $2.00. The Conversion Price per share of Series C Preferred Stock shall initially be $5.00 and the Conversion Value per share of Series C Preferred Stock shall be $5.00. The Conver sion Price of the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock shall be subject to adjustment as hereinafter provided. In the event of a liquidation of the Corporation,


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the Conversion Rights shall terminate at the close of business on the first full day preceding the date fixed for the payment of any amounts distributable on liquidation to the holders of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock.

              (b) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then effective applicable Conversion Price.

              (c)    Mechanics of Conversion.

                     (i) In order for a holder of Preferred Stock to convert shares of Preferred Stock into shares of Common Stock, such holder shall surrender the certificate or certificates for such shares of Preferred Stock, at the office of the transfer agent for the Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of the Preferred Stock represented by such certificate or certificates. Such notice shall state such holder's name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his or its attorney duly authorized in writing. The date of receipt of such certificates and notice by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) shall be the conversion date ("Conversion Date"). The Corporation shall, as soon as practicable after the Conversion Date, issue and deliver at such office to such holder of Preferred Stock, or to his or its nominees, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled, together with cash in lieu of any fraction of a share.

                     (ii) The Corporation shall at all times when the Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of the Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Preferred Stock. Before taking any action which would cause an adjustment reducing the Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the Preferred Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted Conversion Price.

                     (iii) Upon any such conversion, no adjustment to the Conversion Price shall be made for any accrued and unpaid dividends, if any, on the Preferred Stock surrendered for conversion or on the Common Stock delivered upon conversion.

                     (iv) All shares of Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect


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to such shares, including the rights, if any, to receive notices and to vote, shall immediately cease and terminate on the Conversion Date, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor and payment of any declared and unpaid dividends thereon. Any shares of Preferred Stock so converted shall be retired and canceled and shall not be reissued, and the Corporation may from time to time take such appropriate action as may be necessary to reduce the authorized Preferred Stock accordingly.

              (d)    Adjustments to Conversion Price for Diluting Issues.

                     (i) Special Definitions. For purposes of this Article FOURTH, the following definitions shall apply:

                            (A)    "Option" shall mean rights, options or
warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities (as defined below), excluding rights, options or warrants to acquire shares described in clause V of subsection 4(d)(i)(D) below;

                            (B)    "Filing Date" shall mean the date on which
this Restated Certificate of Incorporation is filed with the Delaware Secretary of State.

                            (C)    "Convertible Securities" shall mean any
evidence of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock.

                            (D)    "Additional Shares of Common Stock" with
respect to the Preferred Stock shall mean all shares of Common Stock issued (or, pursuant to subsection 4(d)(iii) below deemed to be issued) by the Corporation after the Filing Date, other than:

                                   (I)    all shares of Common Stock and
Preferred Stock outstanding on the date of filing of this certificate with the Delaware Secretary of State;

                                   (II)   all shares of Common Stock issued or
issuable upon conversion of shares of Preferred Stock;

                                   (III)  all shares of Common Stock issued or
issuable as a dividend or distribution on Preferred Stock;

                                   (IV)   all shares of Common Stock issued or
issuable as a result of any stock split, combination, dividend, distribution, reclassification, exchange or substitution for which an adjustment is provided in subsections 4(e), (f), (g) or (h) below; or

                                   (V)    all shares of Common Stock,
outstanding from time to time, or shares of Common Stock issued or issuable upon exercise of rights, options or warrants, outstanding from time to time, granted or issued to officers, directors or employees of, or consultants to, the


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Corporation pursuant to a stock grant, stock option plan, employee stock purchase plan, restricted stock plan or other similar plan or agreement or otherwise, in each case as approved by the Board of Directors, in an amount not to exceed in the aggregate at any time 1,010,000 shares (subject to appropriate adjustment for any stock dividend, stock split, combination or other similar recapitalization affecting such shares).

                     (ii) No Adjustment of Conversion Price. No adjustment in the number of shares of Common Stock into which any series of Preferred Stock is convertible shall be made, by adjustment in the applicable Conversion Price thereof: (a) unless the consideration per share (determined pursuant to subsection 4(d)(v) for an Additional Share of Common Stock issued or deemed to be issued by the Corporation is less than the Conversion Price for such series of Preferred Stock in effect on the date of, and immediately prior to, the issuance of such Additional Share of Common Stock, or (b) if prior to such issuance, the Corporation receives written notice from the holders of at least 67% of the then outstanding shares of such series of Preferred Stock agreeing that no such adjustment shall be made as the result of the issuance of Additional Shares of Common Stock.

                     (iii) Issue of Securities; Deemed Issue of Additional Shares of Common Stock. If the Corporation, at any time or from time to time after the Filing Date for the applicable series of Preferred Stock, shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that Additional Shares of Common Stock shall not be deemed to have been issued unless the consideration per share (determined pursuant to subsection 4(d)(v) hereof) of such Additional Shares of Common Stock would be less than the Conversion Price for such series of Preferred Stock in effect on the date of and immediately prior to such issue, or such record date, as the case may be, and provided further that in any such case in which such Additional Shares of Common Stock are deemed to be issued:

                            (A)    No further adjustment in the Conversion Price
shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

                            (B)    If such Options or Convertible Securities by
their terms provide, with the passage of time or otherwise, for any increase in the consideration payable to the Corporation, or decrease in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Conversion Price computed upon the original issue date thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or


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decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

                            (C)    No readjustment pursuant to clause (B) above
shall have the effect of increasing the Conversion Price to an amount which exceeds the lower of (i) the Conversion Price on the original adjustment date, or (ii) the Conversion Price that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date;

                            (D)    Upon the expiration or termination of any
unexercised Option, the Conversion Price shall not be readjusted but the Additional Shares of Common Stock deemed issued as the result of the original issue date of such Option shall not be deemed issued for the purposes of any subsequent adjustment of such Conversion Price; and

                            (E)    In the event of any change in the number of
shares of Common Stock issuable upon the exercise, conversion or exchange of any Option or Convertible Security, including, but not limited to, a change resulting from the anti-dilution provisions thereof, the Conversion Price then in effect shall forthwith be readjusted to such Conversion Price as would have obtained had the adjustment which was made upon the issuance of such Option or Convertible Security not exercised or converted prior to such change been made upon the basis of such change, but no further adjustment shall be made for the actual issuance of Common Stock upon the exercise or conversion of any such Option or Convertible Security.

                     (iv) Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock. In the event the Corporation shall, at any time after the Filing Date, issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to subsection 4(d)(iii), but excluding shares issued as a dividend or distribution as provided in subsection 4(f) or upon a stock split or combination as provided in subsection 4(e)), without consideration or for a consideration per share less than the applicable Conversion Price in effect on the date of and immediately prior to such issue, then and in such event, such Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying such Conversion Price by a fraction, (A) the numerator of which shall be (1) the number of shares of Common Stock outstanding immediately prior to such issue plus (2) the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at such Conversion Price; and (B) the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common Stock so issued; provided that, for the purpose of this subsection 4(d)(iv), (i) all shares of Common Stock issuable upon exercise or conversion of Options or Convertible Securities outstanding immediately prior to such issue shall be deemed to be outstanding, and (ii) the number of shares of Common Stock deemed issuable upon conversion of such outstanding Options and Convertible Securities shall not give effect to any adjustments to the conversion price or conversion rate of such Options or Convertible Securities resulting from the issuance of Additional Shares of Common Stock that is the subject of this calculation.


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        Notwithstanding the foregoing, the applicable Conversion Price shall not be so reduced at such time if the amount of such reduction would be an amount less than $.01, but any such amount shall be carried forward and reduction with respect thereto made at the time of and together with any subsequent reduction which, together with such amount and any other amount or amounts so carried forward, shall aggregate $.01 or more.

                     (v) Determination of Consideration. For purposes of this subsection 4(d), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

                            (A)    Cash and Property: Such consideration shall:

                                   (I)    insofar as it consists of cash, be
computed at the aggregate of cash received by the Corporation, excluding amounts paid or payable for accrued interest or accrued dividends;

                                   (II)   insofar as it consists of property
other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

                                   (III)  in the event Additional Shares of
Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (I) and (II) above, as determined in good faith by the Board of Directors.

                            (B)    Options and Convertible Securities. The
consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to subsection 4(d)(iii), relating to Options and Convertible Securities, shall be determined by dividing

                                   (x)    the total amount, if any, received or
receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating the relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

                                   (y)    the maximum number of shares of Common
Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.


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              (e)    Adjustment for Stock Splits and Combinations. If the
Corporation shall at any time or from time to time after the Filing Date effect a subdivision of the outstanding Common Stock, the Conversion Price for each series of Preferred Stock then in effect immediately before that subdivision shall be proportionately decreased. If the Corporation shall at any time or from time to time after the Filing Date combine the outstanding shares of Common Stock, the Conversion Price for each series of Preferred Stock then in effect immediately before the combination shall be proportionately increased. Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.

              (f) Adjustment for Certain Dividends and Distributions. In the event the Corporation at any time, or from time to time after the Filing Date, shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, then and in each such event the Conversion Price for each series of Preferred Stock then in effect shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Price then in effect by a fraction:

                     (i) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

                     (ii) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution:

provided, however, if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price shall be adjusted pursuant to this paragraph as of the time of actual payment of such dividends or distributions.

              (g) Adjustments for Other Dividends and Distributions. In the event the Corporation at any time or from time to time after the Filing Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock, then and in each such event provision shall be made so that the holders of Preferred Stock shall receive upon conversion thereof in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Corporation that they would have received had their Preferred Stock been converted into Common Stock on the date of such event and had thereafter, during the period from the date of such event to and including the Conversion Date, retained such securities receivable by them as aforesaid during such period giving application to all adjustments called for during such period, under this paragraph with respect to the rights of the holders of the Preferred Stock.

              (h) Adjustment for Reclassification Exchange, or Substitution. If the Common Stock issuable upon the conversion of the Preferred Stock shall be changed into the same or different number of shares of any class or classes of stock, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of shares or stock dividend provided for above, or a reorganization, merger, consolidation, or sale of assets provided for below), then and in each such event the holder of each such share of Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification, or other change, by holders of the number of shares of Common Stock into which such shares of Preferred Stock might have been converted immediately prior to such reorganization, reclassification, or change, all subject to further adjustment as provided herein.

              (i) Adjustment for Merger or Reorganization, etc. In case of any consolidation or merger of the Corporation with or into another corporation or the sale of all or substantially all of the assets of the Corporation to another corporation (other than a consolidation, merger or sale which is treated as a liquidation pursuant to subsection 2(c)), each share of Preferred Stock shall thereafter be convertible into the kind and amount of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Corporation deliverable upon conversion of such Preferred Stock would have been entitled upon such consolidation, merger or sale; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors) shall be made in the application of the provisions in this Section 4 set forth with respect to the rights and interest thereafter of the holders of the Preferred Stock, to the end that the provisions set forth in this Section 4 (including provisions with respect to changes in and other adjustments of the Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the Preferred Stock.

              (j) No Impairment. The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Preferred Stock against impairment. This provision shall not restrict the Corporation from amending its Certificate of Incorporation in accordance with the General Corporation Law of the State of Delaware.

              (k) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price for the Preferred Stock pursuant to this Section 4, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a similar certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price for the series of Preferred Stock held by such holder then in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which then would be received upon the conversion of the Preferred Stock held by such holder.

              (l)    Notice of Record Date. In the event:

                     (i) that the Corporation declares a dividend (or any other distribution) on its Common Stock payable in Common Stock or other securities of the Corporation;

                     (ii) that the Corporation subdivides or combines its outstanding shares of Common Stock;

                     (iii) of any reclassification of the Common Stock of the Corporation (other than a subdivision or combination of its outstanding shares of Common Stock or a stock dividend or stock distribution thereon), or of any consolidation or merger of the Corporation into or with another corporation, or of the sale of all substantially all of the assets of the Corporation; or

                     (iv) of the involuntary or voluntary dissolution, liquidation or winding up of the Corporation;

then the Corporation shall cause to be filed at its principal office or at the office of the transfer agent of the Preferred Stock, and shall cause to be mailed to the holders of the Preferred Stock at their last addresses as shown on the records of the Corporation or such transfer agent, at least ten days prior to the record date specified in (A) below or twenty days before the date specified in (B) below, a notice stating

                            (A)    the record date of such dividend,
distribution, subdivision or combination, or, if record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution subdivision or combination are to be determined, or

                            (B)    the date on which such reclassification,
consolidation, merger, sale, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale, dissolution or winding up.

       5.     Mandatory Conversion.

              (a) Mandatory Conversion Time. All outstanding shares of Preferred Stock shall automatically be converted into shares of Common Stock, at the then current Conversion Price, upon the earlier (the "Mandatory Conversion Date") of (i) the closing of the sale of shares of Common Stock at a price of at least $7.50 per share (subject to appropriate adjustment for stock splits, stock dividends, combinations and other similar recapitalizations affecting such shares) in an underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, resulting in at least $15,000,000 of gross proceeds to the Corporation, or (ii) the date on which there are issued and outstanding a number of shares of Preferred Stock equal to less than 33% of the total number of shares of Preferred Stock ever issued by the Corporation (subject to appropriate adjustment for stock splits, stock dividends, combinations and other similar recapitalizations affecting such shares).

              (b) Mechanics of Conversion. All holders of record of shares of Preferred Stock will be given written notice of the Mandatory Conversion Date and the place designated for mandatory conversion of all such shares of Preferred Stock pursuant to this Section 5. Such notice need not be given in advance of the occurrence of the Mandatory Conversion Date. Such notice shall be sent by first class or registered mail, postage prepaid, to each record holder of Preferred Stock at such holder's address last shown on the records of the transfer agent for the Preferred Stock (or the records of the corporation, if it serves as its own transfer agent). Upon receipt of such notice, each holder of shares of Preferred Stock shall surrender his or its certificate or certificates for all such shares to the corporation at the place designated in such notice, and shall thereafter receive certificates for the number of shares of Common Stock to which such holder is entitled pursuant to this Section 5. On the Mandatory Conversion Date, all rights with respect to the Preferred Stock so converted, including the rights, if any, to receive notices and vote, will terminate, except only the rights of the holders thereof, upon surrender of their certificate or certificates therefor, to receive certificates for the number of shares of Common Stock into which such shares of Preferred Stock have been converted, and payment of any declared or accrued but unpaid dividends thereon (all of which shall be deemed to be declared by the Board of Directors on the Mandatory Conversion Date). If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his or its attorney duly authorized in writing. As soon as practicable after the Mandatory Conversion Date and the surrender of the certificate or certificates for Preferred Stock, the Corporation shall cause to be issued and delivered to such holder, or on his or its written order, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof and cash as provided in subsection 4(b) in respect of any fraction of a share of Common Stock otherwise issuable upon such conversion.

              (c) Retirement of Shares. All certificates evidencing shares of Preferred Stock which are required to be surrendered for conversion in accordance with the provisions hereof shall, from and after the Mandatory Conversion Date, be deemed to have been retired and cancelled and the shares of Preferred Stock presented thereby converted into Common Stock for all purposes, notwithstanding the failure of the holder or holders thereof to surrender such certificates on or prior to such date. The Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized Preferred Stock accordingly.

       FIFTH. In furtherance of and not in limitation of powers conferred by statute, it is further provided:

       1.     Election of directors need not be by written ballot.

       2. The Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation.

       SIXTH. Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for this Corporation under the provisions of section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

       SEVENTH. Except to the extent that the General Corporation Law of Delaware prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

       EIGHTH. The Corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of Delaware, as amended from time to time, indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer or trustee of, or in a similar capacity with, another Corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with such action, suit or proceeding and any appeal therefrom.

       With respect to any action, suit, proceeding or investigation for which indemnity will or could be sought, the Corporation will be entitled to participate therein at its own expense and/or to assume the defense thereof at its own expense, with legal counsel reasonably acceptable to the person seeking indemnification.

       In the event that the Corporation does not assume the defense of any action, suit, proceeding or investigation for which indemnity will or could be sought, any expenses (including attorneys' fees) incurred by the person seeking indemnification in defending a civil or criminal action, suit, proceeding or investigation or any appeal therefrom shall be paid by the Corporation in advance of the final disposition of such matter upon receipt of an undertaking by the person indemnified to repay such payment if it is ultimately determined that such person is not entitled to indemnification under this Article, which undertaking may be accepted without reference to the financial ability of such person to make such repayment.

       The Corporation shall not indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person unless the initiation thereof was approved by the Board of Directors of the Corporation.

       The indemnification rights provided in this Article EIGHTH (i) shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any law, agreement or vote of stockholders or disinterested directors or otherwise, and (ii) shall inure to the benefit of the heirs, executors and administrators of such persons. The Corporation may, to the extent authorized from time to time by its Board of Directors, grant indemnification rights to other employees or agents of the Corporation or other persons serving the Corporation and such rights may be equivalent to, or greater or less than, those set forth in this Article.

       NINTH. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute and this Certificate of Incorporation, and all rights conferred upon stock holders herein are granted subject to this reservation.

       IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by David H. Maupin, its President, as of April ___, 1998.


                                       UROSURGE, INC.


                                       By:______________________________________
                                                David H. Maupin, President